Exhibit 99.1

Surge Holdings Announces Appointment of Senior Finance Executive Anthony Evers as Chief Financial Officer

Memphis, TN, March 30, 2020 (GLOBE NEWSWIRE) — Surge Holdings, Inc. (“Surge”) (OTCQB: SURG), developer of the SurgePays™ Marketplace Network for convenience stores, bodegas and community markets that provide products to the underbanked, today announced the appointment of Anthony Evers as Chief Financial Officer. Mr. Evers replaces Brian Speck, who will continue to serve as a consultant to the Company.

Mr. Evers has served as Chief Financial Officer and Chief Information Officer for a variety of organizations, including non-profit, private-equity backed, and publicly traded companies ranging from $100 million to over $1.3 billion in annual revenue. Most recently, he served as Chief Financial Officer for Vista Health System. He has also served as CFO for organizations including Santa Cruz Valley Regional Hospital, KSB Hospital, Norwegian American Hospital, and Horizon Homecare and Hospice. During his career, Mr. Evers has been the financial lead in over 20 merger and divesture transactions ranging from single physician practice to multi-entity nursing homes. Among his accomplishments was the transformation of a hospital from possible closure to ranking in the top 20 among rural hospitals in the United States, as awarded by Modern Healthcare. Throughout his career, Mr. Evers has served on numerous boards of directors, including Wheaton Franciscan Healthcare, Covenant Healthcare, All Saints Health System, Rogers Hospital, and the Animal Shelter in Beaver Dam WI. He has also served as a member of the Dixon Illinois Chamber of Commerce. Mr. Evers has also served as the audit and finance committee chair at several of these organizations. Mr. Evers obtained his Bachelors of Business Administration in Finance and Masters of Science in Accounting from University of Wisconsin-Whitewater. Mr. Evers also successfully obtained his Certified Public Accountant and Certified Internal Auditor credentials.

Brian Cox, Chairman and CEO of Surge Holdings, commented, “I am extremely pleased to welcome Anthony to the senior management. He is a talented and seasoned financial executive with over 30 years of proven financial and consulting experience. He brings a wealth of expertise with particular strengths in areas such as financial strategy, budgetary oversight, mergers and acquisitions, and information systems management. This experience will be invaluable given our rapid growth and plans for the future. Mr. Evers is currently familiarizing himself with the ins and outs of each subsidiary and will assume the role of CFO effective May 1st. I would also like to thank Brian Speck for his important contributions, as we built and invested in our infrastructure to support our aggressive expansion plans. I look forward to Brian’s continued contributions as an advisor to the Company. Overall, I believe we are extremely well positioned with an exceptional management team and highly scalable infrastructure to support our anticipated growth in the coming years.”

About Surge Holdings, Inc:

Surge Holdings, Inc. operates the SurgePays™ Marketplace, a product sales channel that disrupts the traditional c-store supply chain model by providing independent and local retailers direct access to regional manufacturers from around the country. Surge leverages its wholly owned subsidiaries (value driven prepaid wireless and fintech products) to build relationships with convenience stores, bodegas, tiendas and community markets that serve the underbanked and unbanked - approximately 35% of the US population. Once a store is onboarded to the SurgePays™ Marketplace, and the trusted profit partnership is established, Surge upsells other consumable goods by connecting manufacturers directly to these retail stores. The SurgePays™ Marketplace provides manufacturers measurable cost savings by cutting out distributors and offers an efficient platform to access independent retailers to sell products nationwide with improved payment terms. For more information on Surge Holdings and its subsidiaries, please visit: https://surgeholdings.com.

Forward Looking Statements

This press release contains information that constitutes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking terminology such as “believes”, “expects”, “may”, “will”, “should”, “anticipates”, “plans”, or similar expressions or the negative of these terms and similar expressions are intended to identify forward-looking statements. Any such forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from any future results described by the forward-looking statements. Risk factors that could contribute to such differences include those matters more fully disclosed in the Company’s reports filed with the U.S. Securities and Exchange Commission. The forward-looking information provided herein represents the Company’s estimates as of the date of the press release, and subsequent events and developments may cause the Company’s estimates to change. The Company specifically disclaims any obligation to update the forward-looking information in the future. Therefore, this forward-looking information should not be relied upon as representing the Company’s estimates of its future financial performance as of any date subsequent to the date of this press release.

Investor Contact:

Crescendo Communications, LLC
Tel: 212-671-1020
Email: SURG@crescendo-ir.com